EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-128805) pertaining to the 2005 Stock Incentive Plan and 2001 Stock Incentive Plan of Genomic Health, Inc. and the shelf Registration Statement (Form S-3 No. 333-141946) of our reports dated March 14, 2008, with respect to the consolidated financial statements of Genomic Health, Inc, and the effectiveness of internal control over financial reporting of Genomic Health, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Palo Alto, California
March 14, 2008